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                                                                    EXHIBIT 99.2
                       STARWOOD LODGING CLOSES ACQUISITION
                       OF HOTELS OF DISTINCTION PORTFOLIO

PHOENIX, AZ., August 20, 1996 . . . Starwood Lodging Trust (the "Trust"), a real estate investment trust, and Starwood Lodging Corporation (the "Corporation," and collectively with the Trust, "the Company"), a hotel management and operating company, whose shares are paired and trade together as a unit (NYSE:HOT), today announced the closing of the acquisition of a portfolio of up-scale, full-service hotels from Hotels of Distinction Ventures, Inc. ("HODV"). The purchase price for the entire portfolio of nine properties is $134 million, or $55,000 per key. The Trust recently closed on eight of the portfolio's properties. The ninth and final property of the HODV portfolio, the 254-room Sheraton Metrodome, Minneapolis, Minnesota, is expected to close escrow within 30 days. For an additional $1 million, the Trust has also completed the acquisition of certain personal and intellectual property from Hotels of Distinction, Inc. ("HOD"), the hotel operating company formerly managing the portfolio. The Corporation assumed management of all eight hotels upon closing. Acquisition costs related to the completion of this purchase were funded by a $300 million Acquisition Facility entered into with Goldman Sachs & Co.

         The transaction was sourced, structured, and negotiated on behalf of the Trust in a private transaction by Starwood Capital Group, L.P., a diversified real estate investment firm based in Greenwich, Connecticut.

         "At an acquisition price of approximately 63% of estimated replacement cost, the HODV acquisition is representative of the execution of the Trust's strategy of purchasing attractive, well located, upscale properties at deep discount to replacement costs," said Barry S. Sternlicht, Chairman and CEO of Starwood Lodging Trust.

         "Our core strategy is to control our own destiny by assuming management of full-service, high-quality assets in strong markets in an effort to build a sustainable long-term competitive advantage in those markets," said Eric Danziger, President and CEO of Starwood Lodging Corporation. "In addition to increasing our portfolio's geographic diversification, several of these assets are in markets in which the Company already has a presence, enabling the Corporation to achieve economies of scale by better controlling costs while driving revenues."

         The portfolio contains up-scale full service hotel assets in strategically located markets. In total, the acquisition will add 2,425 hotel rooms to the Trust's portfolio. The properties include The Marque, Atlanta, Georgia; The Sheraton Hotel, Needham, Massachusetts; Embassy Suites, Palm Desert, California; Embassy Suites, St. Louis, Missouri; Hotel Park Tucson, Tucson, Arizona; Sheraton Metrodome, Minneapolis, Minnesota; Arlington Park Hilton, Arlington Heights, Illinois; The Hilton Hotel, Allentown, Pennsylvania; and The Radisson Marque, Winston-Salem, North Carolina.

         With an equity market capitalization exceeding $1.1 billion, Starwood Lodging Trust is the largest hotel REIT in the United States. The Trust, which conducts all of its business as general partner of SLT Realty Limited Partnership, is the only hotel REIT whose shares are paired with a hotel operating company, Starwood Lodging Corporation. The Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly or through third party management companies.